Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230630

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 21, 2020.

Preliminary prospectus supplement

(To prospectus dated March 29, 2019)

Zai Lab Limited

6,000,000 American depositary shares

Representing 6,000,000 ordinary shares

This is an offering of an aggregate of 6,000,000 American Depositary Shares, or ADSs. Zai Lab Limited is offering 5,500,000 ADSs, and the selling shareholder identified in this prospectus is offering 500,000 ADSs. Each ADS represents one ordinary share, par value US$0.00006 per share, of Zai Lab Limited. We will not receive any proceeds from the sale of ADSs by the selling shareholder.

Our ADSs are listed on the Nasdaq Global Market under the symbol “ZLAB.” On January 17, 2020, the last reported sale price of the ADSs on the Nasdaq Global Market was US$53.10 per ADS.

Investing in the ADSs involves a high degree of risk. See the “Risk Factors” beginning on page S-12 of this prospectus supplement, in any accompanying prospectus and in any documents incorporated by reference into this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE US$                     PER ADS

	Per ADS	Total
Public offering price	US$	US$
Underwriting discount and commissions payable by us (1)	US$	US$
Underwriting discount and commissions payable by the selling shareholder (1)	US$	US$
Proceeds to us (before expenses)	US$	US$
Proceeds to the selling shareholder (before expenses)	US$	US$

(1)	See “Underwriting” of this prospectus supplement for a detailed description of compensation payable to the underwriters.

The underwriters have an option to purchase up to an aggregate of 800,000 additional ADSs from us and up to an aggregate of 100,000 additional ADSs from the selling shareholder, in each case at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the ADSs against payment to the purchasers on or about January             , 2020.

J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC	SVB Leerink

Guggenheim Securities

The date of this prospectus supplement is January             , 2020.

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we file with the United States Securities and Exchange Commission, or the SEC. We and the selling shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We and the selling shareholder are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the selling shareholder or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, from time to time, we may offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and certain documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus dated March 29, 2019 and included in the registration statement on Form F-3 initially filed with the SEC on March 29, 2019, as amended on January 21, 2020, which describes more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should carefully read the accompanying prospectus, this prospectus supplement, the documents incorporated by reference in the accompanying prospectus and this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision, together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to the American Depositary Shares, each of which represents one ordinary share;

•	“Company,” “Zai Lab,” “we,” “us” and “our” refer to Zai Lab Limited and its consolidated subsidiaries.

•

“our Form 20-F” refers to our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 29, 2019 and as amended by Amendment No. 1 filed with the SEC on June 26, 2019 and by Amendment No. 2 filed with the SEC on August 23, 2019;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00006 per share; and

•	“selling shareholder” refers to the selling shareholder named in this prospectus supplement under the caption “Selling Shareholder.”

Cautionary statement concerning forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated herein by reference and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

S-ii

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated herein, including the risks outlined under the heading “Risk Factors” in our Form 20-F, and therein by reference, which include, but are not limited to, the following:

•	our ability to successfully commercialize Optune and any other products and drug candidates that we may obtain regulatory approval for;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•

the ability of our drug candidates to be granted or maintain Category 1 designation with China National Medical Products Administration, or NMPA (formerly known as the State Drug Administration, or SDA), and to receive a faster development, review or approval process;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to continue to develop our commercial team and our sales and marketing capabilities;

•	our ability to contract on commercially reasonable terms with contract research organizations, or CROs, third-party suppliers and manufacturers;

•	the pricing and reimbursement of our drug candidates, if approved;

•	our ability to contract on commercially reasonable terms with CROs;

•	the disruption of our business relationships with our licensors;

•	our ability to operate our business without breaching our licenses or other intellectual property-related agreements;

•	cost associated with defending against intellectual property infringement, product liability and other claims;

•	regulatory developments in China, the United States and other jurisdictions;

•	the ability to obtain additional funding for our operations;

•	the rate and degree of market acceptance of our products and drug candidates;

•	developments relating to our competitors and our industry;

•	our ability to effectively manage our growth; and

•	our ability to retain key executives and to attract, retain and motivate personnel.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated herein by reference, those results or developments may not be indicative of results or developments in subsequent periods.

S-iii

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference speaks only as of the date of such statement. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

S-iv

Prospectus supplement summary

This summary highlights information more fully described elsewhere in this prospectus and within the materials incorporated by reference herein. Because it is a summary, it does not contain all the information that you should consider before buying the securities offered by this prospectus. You should read the entire prospectus and the documents incorporated by reference in their entirety, including the “Risk Factors” section in this prospectus supplement, the risks outlined under the heading “Risk Factors” in our Form 20-F and our consolidated financial statements and the related notes incorporated by reference into this prospectus before deciding to invest in the securities.

Company

We are an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States focusing on discovering or licensing, developing and commercializing proprietary therapeutics that address areas of large unmet medical needs in China and the global markets, including in the fields of oncology, infectious and autoimmune diseases. As part of that effort, we have assembled a leadership team with global experience and an extensive track record in navigating the regulatory process to develop and commercialize innovative drugs first in China and, potentially, in the rest of the world. Our mission is to leverage our expertise and insight to address the expanding needs of Chinese patients in order to transform their lives and eventually utilize our China-based competencies to impact human health worldwide.

Furthermore, Zai Lab was built on the vision that, despite having a significant addressable market and sizable growth potential, China has historically lacked access to many innovative therapies available in other parts of the world and its drug development infrastructure has been underutilized. There remains the need to bring new and transformative therapies to China. In recent years, the Chinese government has focused on promoting local innovation through streamlining regulatory processes, improving drug quality standards and fostering a favorable environment, which we believe creates an attractive opportunity for the growth of China-based, innovation-focused companies.

We have a broad, validated and innovative pipeline currently consisting of one approved drug and nine clinical-stage drug candidates with potentially differentiated profiles, in addition to other assets, through partnerships with global biopharmaceutical companies. These assets were in-licensed for development in Mainland China, Hong Kong, Macau and, in certain instances, Taiwan, Australia, New Zealand and other countries throughout Asia. Our clinical-stage portfolio includes nine late-stage assets targeting large, fast growing segments of China’s pharmaceutical market and covers over 20 indications, each representing and addressing significant unmet clinical need with attractive commercial potential. Across our broader portfolio, we currently have over 25 ongoing or planned clinical trials. In 2020, we also plan to advance one to two internal programs to global IND stage. We believe that our leadership team’s extensive global drug development expertise, combined with our China pioneer status and demonstrated understanding of the pharmaceutical industry, clinical resources and regulatory system in China, has provided us, and will continue to provide us, with opportunities to bring innovative products to market in China efficiently.

Our approved drug ZL-2306, or ZEJULA®, is an oral, once-daily small molecule poly (ADP-ribose) polymerase, or PARP, 1/2 inhibitor being developed and commercialized outside of Mainland China, Hong Kong and Macau by our partner, TESARO, Inc. (acquired by GlaxoSmithKline, or GSK). ZEJULA has the potential to be a differentiated drug for treatment across multiple solid tumor types in China, including ovarian and certain other types of cancer. In March 2017, ZEJULA received U.S. Food and Drug Administration, or FDA, marketing approval and in November 2017, it received European Commission marketing approval as a maintenance treatment for recurrent platinum-sensitive epithelial ovarian cancer. In April 2017, TESARO (now GSK) commercially launched the product in the United States under the commercial name ZEJULA. In October 2018, the Hong Kong Department of Health approved our application for ZEJULA in Hong Kong for adult patients with platinum-sensitive relapsed high grade serous epithelial ovarian cancer who are in a complete response or partial response to platinum-based chemotherapy. We began commercializing ZEJULA in Hong Kong in the fourth quarter of 2018. ZEJULA was also designated as a “National Sciences and Technology Major Project” by the Chinese government as part of a key initiative to strengthen local innovation and was granted priority review status shortly after the acceptance of the New Drug Application (“NDA”) submission by us in December 2018. In December 2019, the China National Medical Products Administration (“NMPA”) approved the NDA for ZEJULA as maintenance therapy for adult patients with recurrent epithelial ovarian, fallopian tube or primary peritoneal cancer, who are in a complete or partial response to platinum-based chemotherapy.

Tumor Treating Fields is a new cancer treatment modality that uses electric fields to disrupt cancer cell division, inhibit tumor growth and cause affected cancer cells to die. Optune®, the Tumor Treating Fields delivery system for glioblastoma multiforme, or GBM, has demonstrated overall survival benefit in patients with newly diagnosed GBM in a large randomized controlled clinical trial. Optune is currently marketed in the United States, European Union and Japan for the first line and recurring treatment of GBM in adult patients and Tumor Treating Fields have demonstrated clinical proof of concept in multiple other tumor types such as mesothelioma, lung cancer and pancreatic cancer. In September 2018, we announced a global strategic development collaboration with Novocure, pursuant to which we obtained an exclusive license to develop and commercialize oncology platform technology Tumor Treating Fields, including the brand name Optune, in Greater China and support the enrollment of Chinese patients to accelerate clinical trial enrollment for additional indications. Novocure currently has global Phase III pivotal studies in brain metastases, non-small cell lung cancer (NSCLC), pancreatic cancer and ovarian cancer, which represent large commercial opportunities in China. In December 2018, we launched Optune in Hong Kong and treated its first patient with newly diagnosed GBM. In May 2019, Novocure received U.S. FDA approval of a Humanitarian Device Exemption application for the NovoTTF-100L™ System in combination with chemotherapy for the first-line treatment of unresectable, locally advanced or metastatic, malignant pleural mesothelioma (“MPM”). In August 2019, the NMPA granted Innovative Medical Device Designation for Optune, and subject to receiving a clinical trial waiver, we expect the Marketing Authorization Application for Optune to be approved in China by first half of 2020.

We have built a premier, fully integrated drug discovery and development platform that aims to bring both in-licensed and internally-discovered medicines to patients in China and globally. Our in-house research and development team had previously been directly involved in the discovery and development of several innovative drug candidates at Hutchison Medi-Pharma, including fruquintinib and savolitinib. Our in-house research and development team focuses on the development of innovative therapeutics for the treatment of oncology and auto-immune diseases. We continue to expand our U.S. presence to enhance internal drug discovery efforts. As of December 31, 2019, our U.S. R&D center in the San Francisco Bay Area has expanded to 13 employees. We have collaborations with academic institutions in China, including Tsinghua University, Shanghai Institute of Materia Medica and Shanghai Institute of Organic Chemistry, the Chinese Academy of Sciences, or CAS, to expand our in-house research projects. Our company’s leadership team has extensive pharmaceutical research, development and commercialization track records in both global and Chinese biopharmaceutical companies. In June 2019, we appointed Dr. Valeria Fantin as our Chief Scientific Officer to further enhance our internal discovery capabilities and lead our internal drug discovery effort on a global basis. Dr. Fantin is a proven leader with over two decades of industry experience in exploratory biology and oncology drug discovery and development, and she will be based in our U.S. headquarters in San Francisco. In December 2019, we appointed Dr. Timothy Yap to our scientific advisory board to progress our efforts to advance internally discovered therapeutics into clinical trials. Dr. Yap is a renowned scientific expert in DNA damage response and translational cancer research and is currently an associate professor in the department of investigational cancer therapeutics and medical director of the Institute of Applied Cancer Science at the University of Texas MD Anderson Cancer Center. In January 2020, we appointed Lonnie Moulder as a director to our board of directors to further advance our product pipeline and prepare for our first commercial launches in China. Mr. Moulder co-founded TESARO and oversaw the development and successful commercial launch of ZEJULA as

TESARO’s co-founder, chief executive officer and director. We believe this team and our in-house discovery and development capabilities will enable us to achieve our long-term goal of commercializing our internally discovered innovative medicine for patients worldwide.

We have built our own commercial team consisting of more than 290 employees as of December 31, 2019 to launch our portfolio of drug products. Part of our strategy to become a fully integrated biopharmaceutical company is the ability to produce both large and small molecule therapeutics under global standards, such as current good manufacturing practices, or cGMP. To this end, in the first half of 2017, we built a small molecule drug product manufacturing facility capable of supporting clinical and commercial production, and in 2018, we built a large molecule manufacturing facility capable of supporting clinical production of our drug candidates.

We have a broad pipeline of proprietary products and drug candidates that range from discovery stage to late-stage clinical to commercial-stage programs. The following table summarizes our products, clinical-stage drug candidates and programs.

Note: (1) Launched in Hong Kong and Macau; (2) Launched in Hong Kong; (3) Advanced systemic mastocytosis; (4) Combo therapy; (5) Combo and mono therapy; (6) Triple-negative breast cancer.

Our company was founded in the Cayman Islands on March 28, 2013 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. Our principal executive offices are located at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210. Our telephone number at that address is +86 21 6163 2588. The address of our registered office in the Cayman Islands is Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016.

For more information about us, see “Item 4. Information on the Company” in our Form 20-F.

Selected recent developments

Our recent business updates include the following:

ZEJULA (niraparib): a highly potent and selective small molecule PARP 1/2 inhibitor.

•	In June 2019, we received marketing authorization to commercialize ZEJULA in Macau for women with relapsed ovarian cancer.

•

In July 2019, our partner GSK announced positive top-line results of the pivotal Phase III PRIMA study of ZEJULA as first line maintenance in patients with ovarian cancer. The study met its primary endpoint of a statistically significant improvement in progression free survival (“PFS”) for women regardless of biomarker status. ZEJULA is the first PARP inhibitor shown to significantly improve PFS, regardless of biomarker status, when given as monotherapy in women with first-line platinum responsive advanced ovarian cancer. We anticipate filing a supplemental NDA for ZEJULA with the NMPA as a first-line monotherapy maintenance treatment of platinum-responsive ovarian cancer patients soon after GSK files with the relevant global health authorities.

•

In August 2019, we published “Phase I Pharmacokinetic Study of Niraparib in Chinese Patients with Epithelial Ovarian Cancer” in The Oncologist, demonstrating that the pharmacokinetic (“PK”) profile of niraparib in Chinese patients was comparable to that of patients evaluated in GSK’s global PK study.

•

In October 2019, GSK announced that approval was received from the U.S. FDA for ZEJULA to be used for the treatment of adult patients with advanced ovarian, fallopian tube or primary peritoneal cancer patients, who have been treated with three or more prior chemotherapy regimens and whose cancer is associated with homologous recombination deficiency positive status defined by either a deleterious or suspected deleterious BRCA mutation or genomic instability and who have progressed more than six months after response to the last platinum-based chemotherapy. The U.S. FDA approval for this indication was based on the QUADRA study, a Phase II, multi-center, open label, single-arm clinical study, which we plan to leverage to accelerate the approval pathway for ZEJULA in China.

•

In November 2019, we received the Commercial Achievement of the Year Award at the 10th Annual BioCentury-BayHelix China Healthcare Summit for the launch of ZEJULA in Hong Kong and Macau. Since the Hong Kong launch of ZEJULA in October 2018, ZEJULA has rapidly gained market share in the region despite being launched more than two years behind its competitor. Based on IQVIA data, ZEJULA is now the market leading PARP inhibitor in Hong Kong with market share of 77% by value in the third quarter of 2019.

•

In December 2019, the NMPA approved the NDA for ZEJULA as maintenance therapy for adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer, who are in a complete or partial response to platinum-based chemotherapy.

•

In January 2020, we were granted a second funding from the National Major Scientific and Technological Special Project for Significant New Drugs Development in China to support the clinical research and new drug applications of ZEJULA.

Tumor Treating Fields: a new cancer treatment modality that uses electric fields tuned to specific frequencies to disrupt cancer cell division, inhibiting tumor growth and causing affected cancer cells to die.

•

In May 2019, our partner Novocure received the U.S. FDA approval of a Humanitarian Device application for the NovoTTF-100L™ System in combination with chemotherapy for the first-line treatment of adult patients with unresectable, locally advanced or metastatic MPM. NovoTTF-100L, the first treatment for MPM approved by the U.S. FDA in more than 15 years, is a non-invasive, antimitotic cancer treatment that produces Tumor Treating Fields within the torso. We are seeking an accelerated approval pathway for NovoTTF-100L in Greater China and expect to file the Marketing Authorization Application in China in 2020.

•

In August 2019, the NMPA granted Innovative Medical Device Designation for Optune, which will allow us to take advantage of an expedited approval process for Optune that offers opportunities for pre-consultation with and input from the NMPA throughout the approval process. Subject to a clinical trial waiver, we expect the Marketing Authorization Application for Optune to be approved in China by first half of 2020.

•

In January 2020, we began patient enrollment for a Phase II pilot trial of Tumor Treating Fields in gastric cancer in Greater China. This trial is single arm, open-label, multi-center study designed to investigate the safety and efficacy of Tumor Treating Fields in combination with chemotherapy as the first-line treatment of unresectable gastric adenocarcinoma, or gastroesophageal junction adenocarcinoma. This trial is expected to enroll approximately 50 patients in Greater China and the primary endpoint is objective response rate.

Ripretinib: an investigational KIT and PDGFRα kinase switch control inhibitor in clinical development for the treatment of KIT and/or PDGFRα-driven cancers, including gastrointestinal stromal tumors (“GIST”), systemic mastocytosis, and other cancers.

•

In June 2019, we entered into a license agreement with Deciphera Pharmaceuticals LLC (“Deciphera”) pursuant to which Deciphera has granted us exclusive rights to develop and commercialize Deciphera’s drug candidate, ripretinib, in Mainland China, Hong Kong, Macau and Taiwan. Ripretinib is an investigational, oral, kinase switch control inhibitor in clinical development for the treatment of GIST and other solid tumors driven by KIT or PDGFRα. Pursuant to this agreement, we paid Deciphera an upfront cash payment of $20.0 million and may pay up to $185.0 million in development and commercial milestone payments. As of the date hereof, we have paid a $5.0 million milestone payment to Deciphera. In addition, during the term of this agreement, we will pay Deciphera tiered percentage royalties ranging from the low to high teens on the annual net sales of ripretinib, including certain follow-on compounds, in Mainland China, Hong Kong, Macau and Taiwan, subject to adjustments in specified circumstances.

•

In August 2019, our partner Deciphera announced positive top-line data from the pivotal Phase III INVICTUS clinical study of ripretinib in patients with fourth-line and fourth-line plus GIST. The study met its primary endpoint of a significantly improved median PFS of 6.3 months compared to 1.0 month in the placebo arm, and the risk of disease progression or death was reduced by 85% (HR of 0.15, p<0.0001) compared to placebo.

•

In October 2019, the U.S. FDA granted Breakthrough Therapy Designation (BTD) for ripretinib for the treatment of patients with advanced GIST who have received prior treatment with imatinib, sunitinib and regorafenib. BTD is designed to expedite the development and review of drugs that are intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapies on one or more clinically significant end points.

•

In December 2019, Deciphera announced the submission of an NDA to FDA for ripretinib in patients with advanced GIST who have received prior treatment with imatinib, sunitinib and regorafenib. The NDA submission is supported by positive data from the Deciphera’s INVICTUS pivotal Phase III study of ripretinib in advanced GIST, which is a randomized (2:1), double-blind, placebo-controlled, international, multicenter study designed to evaluate the efficacy and safety of ripretinib. We anticipate filing an NDA for ripretinib with the NMPA in advanced GIST by mid 2020.

Margetuximab: an investigational, Fc-optimized monoclonal antibody (“mAb”) that targets human epidermal growth factor receptor 2 (“HER2”).

•	In October 2019, our partner MacroGenics announced the initiation of the Phase II/III MAHOGANY clinical trial of margetuximab in combination with a checkpoint inhibitor, with or without chemotherapy, as a potential first-line treatment for patients with HER2-positive gastric cancer (“GC”) or gastroesophageal junction (“GEJ”) cancer. The Phase II/III clinical trial is planned to be conducted at clinical sites globally, and we will act as the regional partner in Greater China in this trial.

•

In December 2019, MacroGenics announced the submission of a Biologics License Application (“BLA”) for margetuximab for the treatment of patients with metastatic HER2-positive breast cancer in combination with chemotherapy. The submission was based on the safety and efficacy results of the pivotal Phase III SOPHIA study, which were first presented at the 2019 American Society of Clinical Oncology annual meeting, with updated data recently presented at the 2019 San Antonio Breast Cancer Symposium. We are seeking an accelerated approval pathway for margetuximab in China.

INCMGA0012: an investigational mAb that inhibits PD-1 and currently being evaluated as a monotherapy in registrational trials for patients with MSI-high endometrial cancer, Merkel cell carcinoma and anal cancer.

•

In July 2019, we entered into a collaboration and license agreement with Incyte Corporation (“Incyte”) pursuant to which Incyte has granted us exclusive rights to develop and commercialize Incyte’s drug candidate, INCMGA0012, in hematology and oncology in Mainland China, Hong Kong, Macau and Taiwan. Incyte will retain an option to assist in the promotion of INCMGA0012 in the licensed territories. INCMGA0012 is an investigational anti-PD-1 monoclonal antibody. Pursuant to this agreement, we paid Incyte an upfront cash payment of $17.5 million and may pay up to $60.0 million in regulatory, development and sales-based milestone payments. In addition, during the term of this agreement, we will pay Incyte tiered percentage royalties ranging from the low to mid-twenties on the annual net sales of INCMGA0012 in Mainland China, Hong Kong, Macau and Taiwan, subject to adjustments in specified circumstances. Incyte remains responsible for all royalties and pass-through payments to its licensing partner, MacroGenics.

MGD013: an investigational, first-in-class, bispecific PD-1 x LAG-3 DART molecule being evaluated in a Phase 1 dose expansion study.

•

MacroGenics has enrolled approximately 150 patients as part of the phase 1 study in nine tumor types, and is selecting indications for further development and expects to submit data from the ongoing study for presentation at a scientific conference in the first half of 2020.

Bemarituzumab: a first-in-class isoform-selective antibody with enhanced antibody-dependent cell-mediated cytotoxicity in development as a targeted immunotherapy for tumors that overexpress FGFR2b

•

Our partner Five Prime therapeutics plans to conduct a futility analysis for the registrational FGFR2b Inhibition in Gastric and Gastroesophageal Junction Cancer Treatment trial in mid-2020 to ensure the trial is adequately powered to detect an overall survival benefit at full enrollment.

NUZYRA (Omadacycline): a once-daily oral and intravenous antibiotic designed for the treatment of adults with community-acquired bacterial pneumonia (“CABP”) and acute bacterial skin and skin structure infections (“ABSSSI”).

•

In December 2018, we initiated the abbreviated bridging program for omadacycline in China previously agreed to with the NMPA, which is expected to allow us to significantly accelerate NDA preparation. In July 2019, enrollment of the NMPA Center for Drug Evaluation (“CDE”) CDE-requested bridging trial in China was completed ahead of schedule. We also completed the bioequivalence, PK and microbiology studies on time and submitted the NDA to the NMPA in December 2019.

•

In January 2020, we were granted funding from the National Major Scientific and Technological Special Project for Significant New Drugs Development in China to support the clinical research and new drug applications of omadacycline.

Sulbactam-durlobactam: a novel, broad-spectrum and potent inhibitor of Class A, C, and D ß-lactamases designed for the treatment of infections caused by carbapenem-resistant Acinetobacter.

•

On April 4, 2019, Entasis announced the initiation of a pivotal Phase III study to evaluate ETX2514SUL for the treatment of patients with pneumonia and bloodstream infections caused by carbapenem-resistant Acinetobacter baumannii. Entasis plans to report top-line data from the trial as early as the second half of 2020. We subsequently received clinical trial application (“CTA”) acceptance from the NMPA to initiate this Phase III study in China. We will manage the China portion of this global Phase III study and plan to initiate patient dosing in the Asia-Pacific portion of the Phase III global registration trial in early 2020.

As of December 31, 2019, we had cash and cash equivalents and short-term investment of $276.4 million.

The offering

Offering price	US$ per ADS.

ADSs offered by us	5,500,000 ADSs (or 6,300,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs offered by the selling shareholder	500,000 ADSs (or 600,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering (based on ADSs outstanding as of September 30, 2019)	43,173,350 ADSs (or 44,073,350 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering (based on ordinary shares outstanding as of September 30, 2019)	73,275,511 ordinary shares, (or 74,075,511 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Nasdaq symbol	ZLAB

The ADSs	Each ADS represents one ordinary share, par value $0.00006 per share. The ADSs may be evidenced by ADRs.

The depositary will hold the ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of ADSs.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary for cancellation and receipt of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares” in the accompanying prospectus. You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus forms a part.

Ordinary Shares	For a description of ordinary shares, see “Description of Share Capital” in the accompanying prospectus.

Option to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 800,000 of additional ADSs from us and 100,000 additional ADSs from the selling shareholder.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately US$273.8 million (or US$313.7 million if the underwriters exercise their option to purchase additional ADSs in full), at an assumed offering price of US$53.10 per ADS, which was the last reported sale price of our ADSs on January 17, 2020, after deducting underwriting commissions and fees and estimated offering expenses payable by us. We will not receive any proceeds from the sale of ADSs by the selling shareholder.

We intend to use the net proceeds from this offering primarily for funding new business development and licensing opportunities, completing clinical trials and advancing new drug candidates including internal drug candidates, expanding our commercialization efforts, and for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Lock-up	We, our executive officers, and certain of our directors and the selling shareholder have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for the ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.

Risk factors	See “Risk factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Depositary for the ADSs	Citibank, N.A.

Unless otherwise specified, the number of ADSs outstanding after this offering is based on 37,173,350 ADSs outstanding as of September 30, 2019.

The number of ordinary shares outstanding after this offering is based on 67,775,511 ordinary shares outstanding as of September 30, 2019, but excludes:

•

5,711,534 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2019 pursuant to our 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) at a weighted-average exercise price of $1.00 per share; and

•	6,074,147 ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan (the “2017 Equity Plan”).

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase a maximum of 900,000 aggregate additional ADSs from us and the selling shareholder in this offering at the public offering price, less the underwriting discounts and commissions.

Summary consolidated financial data

The following selected consolidated statement of operations data for the years ended December 31, 2018, 2017 and 2016, and the selected balance sheet data as of December 31, 2018 and 2017 have been derived from our audited consolidated financial statements included in our Form 20-F, which is incorporated by reference into this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2019 and 2018 and the selected balance sheet data as of September 30, 2019 have been derived from our unaudited condensed consolidated financial statements included in our report on Form 6-K dated January 21, 2020, which is incorporated by reference into this prospectus. Our historical results for any period are not necessarily indicative of results to be expected for any future period. Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(US$, in thousands, except share and per share data)
Consolidated Statement of Operations data
Revenue	8,340	—	129	—	—
Cost of sales	(2,174)	—	(43)	—	—
Gross profit	6,166	—	86	—	—
Research and development expenses	(110,126)	(64,625)	(120,278)	(39,342)	(32,149)
Selling, general and administrative expenses	(47,187)	(10,599)	(21,576)	(12,049)	(6,380)
Loss from operations	(151,147)	(75,224)	(141,768)	(51,391)	(38,529)
Interest income, net	5,071	1,279	3,221	527	403
Changes in fair value of warrants	—	—	—	200	(1,920)
Other expense, net	(2,063)	(1,417)	59	530	2,534
Loss before income taxes and share of loss from equity method investment	(148,139)	(75,362)	(138,488)	(50,134)	(37,512)
Income tax expense	—	—	—	—	—
Share of loss from equity method investment	(502)	(354)	(587)	(250)	—
Net loss	(148,641)	(75,716)	(139,075)	(50,384)	(37,512)
Weighted-average shares used in calculating net loss per ordinary share, basic and diluted (1)	63,189,214	50,801,993	52,609,810	21,752,757	9,439,028
Net loss per share, basic and diluted (1)	(2.35)	(1.49)	(2.64)	(2.32)	(3.97)

(1)	See Note 2 to our audited consolidated financial statements in our Form 20-F for a description of the method used to calculate basic and diluted net loss per share.

	As of September 30, 2019	As of December 31,
		2018	2017
	(US$, in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	68,708	62,952	229,660
Short-term investments (1)	251,600	200,350	—
Total assets	391,629	301,987	249,634
Total shareholders’ equity	337,113	251,082	235,171
Total current liabilities	41,051	48,841	12,069
Total non-current liabilities	13,465	2,064	2,394

(1)	Short-term investments are primarily comprised of the time deposits with original maturities between three months and one year.

Risk factors

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks outlined under the heading “Risk Factors” in our Form 20-F, which is incorporated by reference herein, and the other documents incorporated by reference herein and therein, and the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks related to the ADSs and this offering

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of proceeds” in this prospectus supplement, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the ADSs may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The trading prices of our ADSs is likely to be volatile, which could result in substantial losses to you.

The market price of our ADSs has been volatile. From September 20, 2017 to January 17, 2020, the closing price of our ADSs ranged from a high of US$53.48 to a low of US$14.29 per ADS.

The trading price of our ADSs is likely to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other PRC companies listed in the United States and consequently may impact the trading performance of our ADSs.

In addition to market and industry factors, the price and trading volume of our ADSs may be highly volatile due to specific business reasons, including:

•	announcements of competitive developments;

•	regulatory developments affecting us, our customers or our competitors;

•	announcements regarding litigation or administrative proceedings involving us;

•	actual or anticipated fluctuations in our period-to-period operating results;

•	changes in financial estimates by securities research analysts;

•	additions or departures of our executive officers;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares of our ADSs; and

•	sales or perceived sales of additional ordinary shares or our ADSs.

Any of these factors may result in large and sudden changes in the trading volume and price of our ADSs. In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and trading volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance. Further, the current volatility in the financial markets and related factors are beyond our control and may cause the market price of our ADSs to decline rapidly and unexpectedly.

We may be at an increased risk of securities class action litigation, which is expensive and could divert management attention.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant to us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our business, the price of our ADSs could decline.

The trading market for our ADSs will continue to rely in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

If we fail to establish and maintain proper internal controls over financial reporting, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of our ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our ADSs may not be able to remain listed on the Nasdaq Global Market.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by the Cayman Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares or our ADSs.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow the Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance general fiduciary duties and duties of care. The Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. We follow the Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Stock Market listing rules, (ii) the requirement under Section 5605(d) of the Nasdaq Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the Nasdaq Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the Nasdaq Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. The Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does the Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2020. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2021, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq Stock Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The 2018 audit report included in our Form 20-F, which is incorporated by reference herein in its entirety, was prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, or the PCAOB, and as such, you are deprived of the benefits of such inspection.

Auditors of companies that are registered with the SEC and traded publicly in the United States, including the independent registered public accounting firm of our company, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because substantially all of our operations are within the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the United States or the CSRC or the Ministry of Finance in the PRC. The PCAOB continues to be in discussions with the Mainland China regulators to permit inspections of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

This lack of PCAOB inspections prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

We do not currently intend to pay dividends on our securities, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs.

We have never declared or paid any dividends on our ordinary shares. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, investors are not likely to receive any dividends on their ADSs at least in the near term, and the success of an investment in ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of ADSs after price appreciation, which may never occur, to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our investors purchased their ADSs.

Fluctuations in the value of the renminbi, or RMB, may have a material adverse effect on our results of operations and the value of your investment.

The value of the renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. dollar, and the renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted, and the exchange rate between the renminbi and the U.S. dollar remained within a narrow band. In June 2010, China’s People’s Bank of China, or PBOC, announced that the PRC government would increase the flexibility of the exchange rate, and thereafter allowed the renminbi to appreciate slowly against the U.S. dollar within the narrow band fixed by the PBOC. However, more recently, on August 11, 12 and 13, 2015, the PBOC significantly devalued the renminbi by fixing its price against the U.S. dollar 1.9%, 1.6%, and 1.1% lower than the previous day’s value, respectively. On October 1, 2016, the renminbi joined the International Monetary

Fund’s basket of currencies that make up the Special Drawing Right, or SDR, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the renminbi depreciated significantly while the U.S. dollar surged and China experienced persistent capital outflows. Moreover, there remains significant international pressure on the PRC government to adopt a more flexible currency policy. Such pressure could result in greater fluctuation of the Renminbi against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system. There is no guarantee that the renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the renminbi and the U.S. dollar in the future.

Significant revaluation of the renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into renminbi for our operations, appreciation of the renminbi against the U.S. dollar would have an adverse effect on the renminbi amount we would receive from the conversion. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by the PRC exchange control regulations that restrict our ability to convert the renminbi into foreign currency.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline and result in dilution of the percentage ownership of our ordinary shares.

Sales of our ADSs in the public market after this offering, including by the selling shareholder, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All of our ADSs sold in this offering will be freely transferable by persons other than our affiliates without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, subject to restrictions as applicable under Rule 144 under the Securities Act, upon the expiration of the lock-up arrangements entered into among us and the underwriters. There are certain exceptions to these lock-up arrangements. See “Underwriting” for additional information. We cannot predict what effect, if any, market sales of ordinary shares held by our significant shareholders, including the selling shareholder, or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. Such sales may also result in material dilution to our existing holders of ADSs or ordinary shares, and new investors could gain rights, preferences and privileges senior to those of holders of our ADSs or ordinary shares.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our Fourth Amended and Restated Memorandum of Association, an annual general meeting and any extraordinary general meeting may be called with not less than seven days’ notice. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date and the depositary will send a notice to you about the upcoming vote and will arrange to deliver our voting materials to you. The depositary and its agents, however, may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all commercially reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a holder or beneficial owner of our ADSs, you may have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if you wish us or the depositary to participate in legal proceedings. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Furthermore, in the event of voting by a show of hands, pursuant to the terms of the deposit agreement, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions, which may result in the ordinary shares underlying the ADSs held by certain ADS holders being voted in a manner contrary to such ADS holders’ voting instructions. See “Description of American depositary shares—Voting rights” in the accompanying prospectus.

You may not receive distributions on our ADSs or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

Although we do not have any present plan to pay any dividends, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses and any applicable taxes and governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities whose offering would require registration under the Securities Act but are not so properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not reasonably practicable to distribute certain property. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under the U.S. securities laws any offering of ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The tax laws of the jurisdictions in which we operate may adversely affect our business and our financial results and/or may reduce the value of our shareholders’ investment in our ordinary shares or ADSs.

The tax laws applicable to our business activities are subject to change and uncertain interpretation. Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in jurisdictions in which we do business.

Moreover, we conduct operations through our subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between us, our parent company and our subsidiaries. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any jurisdiction in which we operate were to successfully challenge our transfer prices as not reflecting arms’ length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Furthermore, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. Such circumstances could adversely affect our financial condition, results of operations and cash flows.

We urge you to consult with your legal and tax advisors with respect to the potential tax consequences of investing in our ordinary shares or ADSs (including the potential application of the U.S. “controlled foreign corporation” rules if you are a U.S. investor that owns 10% or more of our ADSs or shares).

Zai Lab Limited is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.

Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to make future dividend payments, if any, will be highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. There can be no assurance that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable law and contractual restrictions, if any, will permit such distributions.

If we are a passive foreign investment company (“PFIC”), you could be subject to adverse U.S. federal income tax consequences if you are a U.S. investor.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes.

The assets shown on our balance sheet are expected to consist primarily of cash and cash equivalents for the foreseeable future. Therefore, whether we will satisfy the asset test for the current or any future taxable year will depend largely on the quarterly value of our goodwill, and on how quickly we utilize the cash in our business. We do not believe we were a PFIC for the 2019 taxable year. However, we cannot give any assurance as to whether we will be a PFIC for the current or any future taxable year, because (i) the value of our goodwill may be determined by reference to the market price of our ADSs, which may be volatile given the nature and early stage of our business, (ii) we expect to hold a significant amount of cash, and (iii) a company’s PFIC status is determined on an annual basis after the end of each taxable year. In addition, it is not clear how to apply the income test to a company such as us, which for any particular taxable year may have significantly more passive income than active income but the overall losses of which may exceed the amount of its overall gross income for that year.

If you are a U.S. investor and we determined that we are a PFIC for any taxable year, whether or not you make a timely qualified electing fund (“QEF”) election or mark-to-market election may affect the U.S. federal income tax consequences to you with respect to the acquisition, ownership and disposition of our ADSs. You should consult your own tax advisor regarding all aspects of the application of the PFIC rules to the ADSs. See “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

You may have difficulty enforcing judgments obtained against us.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in the PRC. In addition, some of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons. It may also be difficult for investors to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, some of whom currently reside in the United States and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

As there is no statutory or other arrangement for the reciprocal enforcement of judgments between Hong Kong and the United States, a judgement obtained in a court in the United States cannot be enforced by registration in Hong Kong. Subject to the Foreign Judgments (Restriction on Recognition and Enforcement) Ordinance (Cap. 46 of the Laws of Hong Kong), a Hong Kong court may refuse to recognize or enforce a United States court judgment if recognition of the judgment is restricted by operation of the provisions of the Foreign Judgements Ordinance, obtained by fraud, rendered by a foreign court that lacked the appropriate jurisdiction, contrary to Hong Kong public policy, is for penal damages, is based on foreign penal, review or other public law, or is inconsistent with a prior Hong Kong judgement or foreign judgment which is entitled to recognition in Hong Kong. As a result, it is uncertain whether a Hong Kong court would recognize or enforce a judgment rendered by a court in the United States.

Investors may be subject to limitations on transfers of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As the public offering price is higher than our net tangible book value per ordinary share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of $44.78 per ADS (assuming no exercise of outstanding options to acquire ordinary shares and no exercise of the underwriters’ option to purchase additional ADSs), representing the difference between our as adjusted net tangible book value per ADS as of September 30, 2019, after giving effect to this offering, and the assumed public offering price of $53.10 per ADS. In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. All of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering.

Risks related to our business

If we fail to comply with our obligations in the agreements under which we obtain intellectual property rights from third parties, we could be required to pay monetary damages or could lose license rights that are important to our business.

We have entered into and may continue to enter into agreements in the future with third parties to provide us with rights to various third-party intellectual property rights, including rights in patents and patent applications. These agreements may impose diligence, development or commercialization timelines and milestone payment, royalty, insurance, and other obligations on us. If we fail to comply with our obligations under our current or future intellectual property transfer or license agreements, our counterparties may have the right to terminate these agreements, in which event we might not be able to develop, manufacture or market any drug or drug candidate that is covered under these agreements, or we may face claims for monetary damages or other penalties under these agreements. Such an occurrence could diminish the value of these products and our business.

Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology.

Moreover, disputes may arise regarding intellectual property subject to license agreements, including:

•	the scope of rights granted under the license agreement and other interpretation related issues;

•	the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the license agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and our partners and us; and

•	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected drug candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

The pharmaceutical industry in China is highly regulated and such regulations are subject to change, which may affect the approval and commercialization of our drugs and drug candidates.

The pharmaceutical industry in China is subject to comprehensive government regulation and supervision, encompassing the approval, registration, manufacturing, packaging, licensing and marketing of new drugs. In recent years, the regulatory framework in China with respect to the pharmaceutical industry has undergone significant changes, and we expect that it will continue to undergo significant changes. For instance, in May 2019, the State Council promulgated the Regulations on the Management of Human Genetic Resources, which became effective on July 2019. The Regulations on the Management of Human Genetic Resources replaced the advance approval requirement for sampling and collecting human genetic resources with a filing process, except for the studies involving the export of human genetic resources out of China. In August 2019, the PRC Drug Administration Law was amended by the Standing Committee of the National People’s Congress. The amended PRC Drug Administration Law, which became effective in December 2019, serves as the currently effective version of the Drug Administration Law. Any changes or amendments with respect to government regulation and supervision of the pharmaceutical industry in China may result in uncertainties with respect to the interpretation and implementation of the relevant laws and regulations or impact the development or commercialization of our drugs and drug candidates in China.

Uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law, which may impose new burdens on us.

The PRC Foreign Investment Law, or the FIL, was enacted by the National People’s Congress of the PRC on March 15, 2019 and became effective on January 1, 2020. The FIL replaces the trio of previous laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. This law has become the legal foundation for foreign investment in the PRC. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The Implementation Rules to the Foreign Investment Law were promulgated by the State Council on December 26, 2019 and became effective on January 1, 2020. However, uncertainties exist with respect to interpretation and implementation of the FIL and its Implementation Rules, which may adversely impact our corporate governance practice and increase our compliance costs. For instance, we might be required by governmental interpretations or implementing rules of the FIL to adjust the corporate governance of certain of our PRC subsidiaries in a five-year transition period. In addition, the FIL imposes information reporting requirements on foreign investors or foreign invested enterprises. Failure to take timely and appropriate measures to cope with any of these or other regulatory compliance requirements under the FIL may lead to rectification obligations, penalties, or other regulatory sanctions on us.

Use of proceeds

We estimate that the net proceeds to us from the sale of 5,500,000 ADSs offered by us in this offering will be approximately US$273.8 million, based on an assumed public offering price of US$53.10 per ADS, the last reported sale price of our ADS on the Nasdaq Global Market on January 17, 2020, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase 800,000 additional ADSs from us is exercised in full, we estimate that our net proceeds from this offering will be approximately US$313.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of ADSs by the selling shareholder.

A US$1.00 increase (decrease) in the assumed public offering price of US$53.10 per ADS, the last reported sale price of our ADS on the Nasdaq Global Market on January 17, 2020, would increase (decrease) the net proceeds to us from this offering by approximately US$5.2 million, assuming the number of ADSs offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) the net proceeds to us from this offering by approximately US$50.0 million, assuming no change in the assumed public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and estimated offering expenses payable by us.

As of December 31, 2019, we had cash and cash equivalents and short-term investments of US$276.4 million.

We intend to use the net proceeds of this offering primarily for increased business development activity, to advance the clinical development of multiple drug candidates, to expand our commercialization efforts, and for working capital and other general corporate purposes. In particular, we currently expect to use the net proceeds from this offering as follows:

•	approximately US$100 million to fund new business development and licensing opportunities;

•	approximately US$100 million to complete clinical trials and advance new drug candidates including internal drug candidates;

•	approximately US$40 million to expand our commercialization efforts; and

•	the remainder for working capital and other general corporate purposes.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which we could change in our discretion in the future as our plans and business conditions evolve. Due to the many variables inherent to the development of our drug candidates at this time, such as the timing of patient enrollment and evolving regulatory requirements, we cannot currently predict the stage of development we expect to achieve for our pre-clinical and clinical trial and drug candidates with the net proceeds of this offering. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the results of the pre-clinical and clinical trial of our drug candidates, our operating costs and expenditures and the amount of cash generated by our operations. As a result, our management will have broad discretion over the use of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds in investment-grade, short-term fixed income instruments.

Selling shareholder

The following table and accompanying footnotes set forth information relating to the beneficial ownership of our ordinary shares and ADSs as of September 30, 2019 by the selling shareholder, before and after giving effect to this offering, assuming the underwriters do not exercise their option to purchase an aggregate of 100,000 additional ADSs from the selling shareholder. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

We believe that the shareholder named in this table has sole voting and investment power with respect to all common shares shown to be beneficially owned by it, based on information provided to us by the shareholder.

	Shares Beneficially Owned Before the Offering			Number of ADSs offered in this offering	Shares Beneficially Owned After the Offering (3)
Name of Beneficial Owner	Number of ordinary shares held	Number of ADSs held	Percentage (1)		Number of ordinary shares held	Number of ADSs held	Percentage (1)
QM11 Limited (2)	9,672,932	—	14.27%	500,000	9,172,932	—	13.53

(1)	Approximate percentage of our total issued and outstanding share capital is based on 67,775,511 ordinary shares outstanding as of September 30, 2019.
(2)	QM11 Limited is a company incorporated in Hong Kong, and the address for QM11 Limited is Units 4205-06, 42/F, Gloucester Tower, The Landmark, Central, Hong Kong.
(3)	Assuming the underwriters do not exercise their option to purchase an aggregate of 100,000 additional ADSs from the selling shareholder.

Capitalization

The following table sets forth our capitalization as of September 30, 2019:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale by us of 5,500,000 ADSs in this offering (assuming the underwriters do not exercise their option to purchase up to an additional 800,000 ADSs from us, based on an assumed public offering price of US$53.10 per ADS, the last reported sale price of our ADS on the Nasdaq Global Market on January 17, 2020, and after deducting the underwriters’ discounts and estimated offering expenses payable by us).

You should read the following table together with our consolidated financial statements and the related notes included in our Form 20-F and our Form 6-K filed on January 21, 2020 related to our financial results and corporate update for the nine months ended September 30, 2019, which is incorporated herein by reference and the information set forth therein under “Operating and Financial Review and Prospects” incorporated by reference in this prospectus supplement.

	As of September 30, 2019
	Actual	(unaudited) As adjusted
Cash and cash equivalents	$68,707,541	$342,514,541
Short-term investment (1)	251,600,000	251,600,000
Shareholders’ equity:
Ordinary shares, (par value of US$0.00006 per share; 83,333,333 shares authorized, 67,775,511 (actual) and 73,275,511 (as adjusted) shares issued and outstanding (2))	4,065	4,395
Additional paid-in capital	728,405,891	1,002,212,561
Accumulated deficit	(398,267,178)	(398,267,178)
Accumulated other comprehensive income	6,970,210	6,970,210
Total shareholders’ equity	337,112,988	610,919,988
Total capitalization	$337,112,988	$610,919,988

(1)	The short-term investment primarily comprises of the time deposits with original maturities between three months and one year.
(2)	Includes 22,343 ordinary shares we have reserved for exercise of share options.

The actual and as adjusted information set forth in the table excludes:

•	5,711,534 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2019 pursuant to our 2015 Plan at a weighted-average exercise price of US$1.00 per share; and

•	6,074,147 ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan.

Dividend policy

We have never declared or paid dividends on our ordinary shares. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not have any present plan to pay any dividends. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions.

Dilution

If you invest in our ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS immediately after this offering. Dilution results from the fact that the public offering price per ADS is in excess of the book value per ADS attributable to the existing shareholders for our presently outstanding ADS.

As of September 30, 2019, we had a net tangible book value of $336.00 million, or $4.96 per ordinary share and $4.96 per ADS. We calculate net tangible book value per ordinary shares by dividing our total tangible assets less our total liabilities by the number of our ordinary shares outstanding. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the assumed public offering price per ordinary share. Without taking into account any other changes in such net tangible book value after September 30, 2019, after giving effect to the receipt of the estimated net proceeds from our sale of 5,500,000 ADSs in this offering, based on the assumed public offering price of $53.10 per ADS, and the application of the estimated net proceeds therefrom as described under “Use of proceeds,” our as adjusted net tangible book value at September 30, 2019 would have been approximately $609.80 million, or $8.32 per ordinary share and $8.32 per ADS. This represents an immediate increase in net tangible book value of $3.36 per ordinary share and $3.36 per ADS to existing shareholders and an immediate dilution in net tangible book value of $44.78 per ordinary share and $44.78 per ADS to you. The following table illustrates this dilution on a per ordinary share and per ADS basis.

	Per ordinary share	Per ADS
Assumed public offering price	$53.10	$53.10
Net tangible book value per share as of September 30, 2019	4.96	4.96
Increase in net tangible book value per share after this offering	3.36	3.36

As adjusted net tangible book value per share after this offering	8.32	8.32
Dilution per share or ADS to new investors in this offering	$44.78	$44.78

If the underwriters exercise their option to purchase additional 800,000 ADSs from us in full (representing a total price to public of $42,480,000), the as adjusted net tangible book value would be $8.77 per ordinary shares and $8.77 per ADS, and the dilution in as adjusted net tangible book value to investors in this offering would be $44.33 per ordinary shares and $44.33 per ADS.

The following table sets forth, as of September 30, 2019, the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share/ADS paid by existing shareholders and to be paid by new investors purchasing our ADSs in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount	Percent
Existing shareholders	67,775,511	92.49%	728,409,956	71.38%	$10.75	$10.75
New investors	5,500,000	7.51%	292,050,000	28.62%	$53.10	$53.10

Total	73,275,511	100.00%	1,020,459,956	100.00%	$13.93	$13.93

If the underwriters were to fully exercise their option to purchase 800,000 additional ADSs from us (representing a total price to public of $42,480,000), the percentage of our ordinary shares held by existing shareholders would be 91.50%, and the percentage of our ordinary shares held by new investors would be 8.50%.

The above discussion and tables are based on 67,775,511 ordinary shares issued and outstanding as of September 30, 2019 and excludes:

•	5,711,534 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2019 pursuant to our 2015 Plan at a weighted-average exercise price of $1.00 per share; and

•	6,074,147 ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders

Underwriting

We and the selling shareholder are offering the ADSs described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and SVB Leerink LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We, the selling shareholder and the underwriters have entered into an underwriting agreement. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
SVB Leerink LLC
Guggenheim Securities, LLC
Total

Our ADSs are listed on the Nasdaq Global Market under the symbol “ZLAB.”

The underwriters are committed to purchase all the ADSs offered by us and the selling shareholder if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per ADS. After the initial offering of the ADSs to the public, the offering price and other selling terms may be changed by the underwriters. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to              additional ADSs from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriters have an option to buy up to              additional ADSs from the selling shareholder. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is $         per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Without option to purchase additional ADSs	With full option to purchase additional ADSs exercise
Per ADS	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $720,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $45,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed for a period of 90 days after the date of this prospectus not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (other than, for the avoidance of doubt, the ADSs to be sold in this offering), or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ADSs or ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ADSs, ordinary shares, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and SVB Leerink LLC, other than (i) the ADSs to be sold hereunder, (ii) any ordinary shares or ADSs issued upon the exercise of options granted under our equity incentive plans, (iii) any options and other awards granted under our equity incentive plans, (iv) the issuance of securities convertible into or exercisable or exchangeable for ordinary shares in connection with the hiring of new employees provided that such securities cannot be so converted, exercised or exchanged within the restricted period, (v) any ordinary shares issued pursuant to the conversion or exchange of convertible or exchangeable securities, including preferred shares and warrants, as described in this registration statement of which this prospectus forms a part, (vi) the filing of any registration statement on Form S-8 relating to any benefit plans or arrangements disclosed in this registration statement of which this prospectus forms a part and the issuance of securities registered pursuant thereto, or (vii) any ordinary shares or securities exercisable for, convertible into or exchangeable for ordinary shares in connection with any acquisition, collaboration, licensing or other joint venture or strategic transaction or any debt financing transaction involving the Company; provided that, in the case of clauses (ii), (iii), (v) and (vii), (x) such issuances shall not in the aggregate be greater than 10% of the total outstanding ordinary shares immediately following the completion of this offering of ADSs which, for the avoidance of doubt, includes the ordinary shares issuable upon the conversion of preferred shares in connection with this offering, and (y) the recipients of such shares agree to be bound by a lockup letter in the form executed by directors and officers.

Our executive officers and certain of our directors and the selling shareholder have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and SVB Leerink LLC (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for our ADSs (including, without limitation, ADSs or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for our ADSs.

The restrictions described in the immediately preceding paragraph do not apply to, among other items:

•	the sale by the Company and the selling shareholder of ADSs to the underwriters in this offering;

•	transfers of ADSs or ordinary shares or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution;

•	transfers of ADSs or ordinary shares acquired in the open market;

•

the exercise of stock options or other similar awards granted pursuant to our equity incentive plans, as described herein; provided that the terms of the lock-up agreement shall apply to any ADSs or ordinary shares issued upon such exercise;

•

any ordinary shares or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award or equity-based compensation granted pursuant to our equity incentive plans, as described herein, or in connection with tax or other obligations as a result of testate succession or intestate distribution;

•	transfers to immediate family member or members, or to a trust, the direct or indirect beneficiaries of which are a lock-up party and/or a member or members of his or her immediate family;

•

transfers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares to us pursuant to any contractual arrangement that provides for the repurchase of the lock-up party’s ordinary shares or such other securities by us or in connection with the termination of the lock-up party’s employment with us or the lock-up party’s failure to meet certain conditions set out upon receipt of such ordinary shares or other such securities;

•

subject to certain limitations, distributions of ADSs, ordinary shares or such other securities to members or stockholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up party; and

•

any transfers, sales, tenders or other dispositions of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of ordinary shares or such other securities pursuant to which one hundred percent (100%) of our ownership is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of ordinary shares or other such securities in connection with such transaction, or vote any ordinary shares or other such securities in favor of any such transaction); provided that such tender offer merger, amalgamation, consolidation or other similar transaction is completed.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us, the selling shareholder or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in the British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in China

This Prospectus does not constitute a public offer of ADSs, whether by sale or subscription, in the People’s Republic of China. The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ADSs may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or FSCMA, and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or FETL. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i.	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii.	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to prospective investors in Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

Notice to prospective investors in the United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Taxation

The following is a summary of the material Cayman Islands, PRC and United States federal income tax consequences relevant to an investment in the ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and ordinary shares.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS-holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China taxation

We are a holding company incorporated in the Cayman Islands.

Under the EIT Law and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered as a “resident enterprise,” and will be subject to the enterprise income tax on its global income at a rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, all offshore enterprises controlled by a PRC enterprise or a PRC enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met:

(i)	the primary location of the day-to-day operational management is in the PRC;

(ii)	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

(iii)	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and

(iv)	at least 50% of voting board members or senior executives habitually reside in China.

We believe that none of Zai Lab Limited and its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. Zai Lab Limited is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that Zai Lab Limited meets all of the conditions above. Zai Lab Limited is a company incorporated outside China. As a holding company, some of its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. For the same reasons, we believe our other subsidiaries outside of China are also not PRC resident enterprises. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that Zai Lab Limited is a PRC resident enterprise for EIT purposes, we may be required to withhold tax at a rate of 10% on dividends we pay to our shareholders, including holders of our ADSs, that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of ADS or ordinary shares, if such income is treated as sourced from within China. Furthermore, gains derived by our non-PRC individual shareholders from the sale of our shares and ADSs may be subject to a 20% PRC withholding tax. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax (including withholding tax) on dividends received by such non-PRC individual shareholders in the event we are deemed to be a PRC resident enterprise. If any PRC tax were to apply to dividends realized by non-PRC individuals, it would generally apply at a rate of 20%. The PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Zai Lab Limited would be able to claim the benefits of any tax treaty between their country of tax residence and China in the event that Zai Lab Limited is treated as a PRC resident enterprise. If our Cayman Islands holding company, Zai Lab Limited, is not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs.

Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to be eligible for the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), which became effective in October 2009, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. Accordingly, our subsidiary Zai Lab (Hong Kong) Limited may be eligible for the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.

Material United States federal income tax considerations

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ADSs or shares. This discussion is not a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or shares. This discussion applies to you only if you are a U.S. Holder that acquires ADSs in this offering and holds the ADSs or underlying shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax considerations, and tax consequences applicable to you if you are subject to special rules, such as:

•	one of certain financial institutions;

•	a dealer or trader in securities that use a mark-to-market method of tax accounting;

•	a person holding ADSs or shares as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to the ADSs or shares;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes and its partners;

•	a tax exempt entity, an “individual retirement account” or a “Roth IRA”;

•	a person that owns or is deemed to own ADSs or shares representing 10% or more of our shares by vote or value; or

•	a person holding ADSs or shares in connection with a trade or business conducted outside of the United States.

If you are classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partnerships holding ADSs or shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the U.S.-PRC income tax treaty ( the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

For purposes of this discussion, you are a “U.S. Holder” if you are eligible for the benefits of the Treaty and are a person that is, for U.S. federal income tax purposes, a beneficial owner of ADSs or shares and:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, if you own ADSs you will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (a “pre-release”), or intermediaries in the chain of ownership between owners of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by owners of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rates of tax, described below, applicable to dividends received by certain non-corporate investors. Accordingly, the creditability of PRC taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by these parties or intermediaries.

Taxation of distributions

Except as described under “Passive Foreign Investment Company Rules” below, distributions paid on ADSs or shares, other than certain pro rata distributions of shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions will be reported to you as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at a favorable rate. Dividends will be included in your income on the date of your, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend income paid in non-U.S. currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—PRC Taxation”, dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax advisers regarding the creditability of foreign taxes in your particular circumstances. In lieu of claiming a credit, you may elect to deduct PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or other disposition of ADSs or shares

Except as described under “Passive Foreign Investment Company Rules” below, gain or loss realized on the sale or other taxable disposition of ADSs or shares will be capital gain or loss, and will be long-term capital gain or loss if you held the ADSs or shares for more than one year. The amount of the gain or loss will equal the difference between your tax basis in the ADSs or shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. The deductibility of capital losses is subject to limitations.

Except as described under “People’s Republic of China taxation” above, gains on the sale of ADSs or shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company rules

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more by average value of its assets (generally determined on a quarterly basis) produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes.

The assets shown on our balance sheet are expected to consist primarily of cash and cash equivalents for the foreseeable future. Therefore, whether we will satisfy the asset test for the current or any future taxable year will depend largely on the quarterly value of our goodwill, and on how quickly we utilize the cash in our business. We do not believe we were a PFIC for the 2019 taxable year. However, we cannot give any assurance as to whether we will be a PFIC for the current or any future taxable year, because (i) the value of our goodwill may be determined by reference to the market price of our ADSs, which may be volatile given the nature and early stage of our business, (ii) we expect to hold a significant amount of cash, and (iii) a company’s PFIC status is determined on an annual basis after the end of each taxable year. Therefore, we may be a PFIC for any taxable year under the assets test if our market capitalization significantly declines. In addition, it is not clear how to apply the income test to a company such as us, which for any particular taxable year may have significantly more passive income than active income but the overall losses of which may exceed the amount of its overall gross income for that year. Therefore, there can be no assurance that we will not be a PFIC for any taxable year under the income test.

If we were a PFIC for any taxable year and any of our subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), you would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFIC stock, in each case as if you held your proportionate share of these shares directly, even though you will not receive the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which you held ADSs or shares, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ADSs or shares will be allocated ratably over your holding period for the ADSs or shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by you on your ADSs or shares exceeds 125% of the average of the annual distributions on the ADSs or shares received during the preceding three years or your holding period, whichever is shorter, that distribution will be subject to taxation in the same manner.

If we are a PFIC for any taxable year during which you own ADSs or shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own ADSs or shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, you should consult your tax advisor regarding the availability of a “deemed sale” election that would allow you to eliminate the continuing PFIC status under certain circumstances.

Alternatively, if we are a PFIC and if our ADSs or shares are “regularly traded” on a “qualified exchange,” you may be able to make a mark-to-market election that would result in tax treatment different from the general tax treatment described in the preceding paragraphs. Our ADSs would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq market on which the ADSs are listed is a qualified exchange for this purpose. If you make the mark-to-market election, you generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If you make the election, your tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). You will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any.

You may be subject to alternative treatment if we are a PFIC for any taxable year and we provide the information necessary to make a qualified electing fund (“QEF”) election. If we determine at our discretion that we were a PFIC for any taxable year, we will provide to you, following your request, the information necessary for you to make a QEF election with respect to us. In that event, we will endeavor to cause each Lower-tier PFIC that we control to provide the relevant information with respect to that Lower-tier PFIC. However, there can be no assurance that we will be able to cause any Lower-tier PFIC we do not control to provide such information. We may elect to provide the information necessary to make the QEF election on our website. You must make the QEF Election for the first taxable year that we are treated as a PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to your timely filed U.S. federal income tax return for that year. If we determine that we are a PFIC for any taxable year and you make a timely QEF Election with respect to us, your tax treatment will be different from the PFIC consequences described above. You will be taxable on a current basis on your pro rata share of our ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that we are a PFIC. If you make a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in your income under the QEF Election will not be taxable to you. You will increase your tax basis in your ADSs or shares by an amount equal to any income included under the QEF Election and will decrease your tax basis by any amount distributed on the ADSs or shares that is not included in your income. In addition, you will recognize capital gain or loss on the disposition of ADSs or shares in an amount equal to the difference between the amount realized and your adjusted tax basis in the ADSs or shares, as determined in U.S. dollars. If you make QEF Elections with respect to us and Lower-tier PFICs, if any, you may be required to pay U.S. federal income tax with respect to your ADSs or shares for any taxable year significantly in excess of any cash distributions received on the ADSs or shares for such taxable year. You should consult your tax advisor regarding making QEF Elections in your particular circumstances.

If you own ADSs or shares during any year in which we are a PFIC, you generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with your federal income tax return for that year. Additionally, if we are a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the reduced rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders will not apply. You should consult your tax adviser regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of shares, or non-U.S. accounts through which ADSs or shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to ADSs and shares.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs.

Legal matters

We and the selling shareholder are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the underwriters by Commerce & Finance Law Offices. Davis Polk & Wardwell LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce  & Finance Law Offices with respect to matters governed by PRC law.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our annual report for the fiscal year ended December 31, 2018 on Form 20-F filed with the SEC on March 29, 2019, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People’s Republic of China.

Where you can find more information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov). Those filings are also available to the public on, or accessible through, our website at www.zailaboratory.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of Zai Lab Limited, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

Incorporation of documents by reference

The SEC allows us to incorporate by reference the information that we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete this offering using this prospectus supplement:

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC under Section 12(b) of the Exchange Act on September 14, 2017, including any amendment or report filed for the purpose of updating such description.

•

Our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on March 29, 2019, as amended by Amendment No.  1 filed with the SEC on June  26, 2019 and by Amendment No. 2 filed with the SEC on August 23, 2019.

•	Form 6-K furnished to the SEC on January 21, 2020 related to our financial results and corporate update for the nine months ended September 30, 2019.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus supplement or previously incorporated by reference into this prospectus supplement. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Zai Lab Limited

4560 Jinke Road

Bldg. 1, Fourth Floor

Pudong

Shanghai, China 201210

+86 21 6163 2588

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

ZAI LAB LIMITED

Ordinary Shares

in the form of ordinary shares or American depositary shares

Zai Lab Limited may use this prospectus to offer from time to time ordinary shares, directly or in the form of American depositary shares. Zai Lab Limited’s American depositary shares, or ADSs, each representing one ordinary share, are listed on NASDAQ Global Market under the symbol “ZLAB.”

In addition, from time to time, any selling shareholders named in a prospectus supplement may offer and sell our ordinary shares, including ordinary shares represented by ADSs, held by them. We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

We will provide the specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

The ordinary shares may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our ordinary shares, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

The addresses and telephone numbers of our principal executive offices are set forth on page 4.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated March 29, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, the terms “we,” “our” and “us” refer to Zai Lab Limited. Zai Lab Limited will be the issuer in an offering of ordinary shares. The ordinary shares, including ordinary shares in the form of ADSs, that may be offered using this prospectus are referred to collectively as the securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated herein by reference and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and the documents incorporated herein by reference, which include, but are not limited to, the following:

•	our ability to successfully commercialize ZEJULA, Optune and any other products and drug candidates that we may obtain regulatory approval for;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•

the ability of our drug candidates to be granted or maintain Category 1 designation with the State Drug Administration, or SDA (formerly known as the CFDA, China Food and Drug Administration), and to receive a faster development, review or approval process;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to continue to develop our commercial team and our sales and marketing capabilities;

•	our ability to contract on commercially reasonable terms with contract research organizations, or CROs, third-party suppliers and manufacturers;

•	the pricing and reimbursement of our drug candidates, if approved;

•	our ability to contract on commercially reasonable terms with CROs;

•	the disruption of our business relationships with our licensors;

•	our ability to operate our business without breaching our licenses or other intellectual property-related agreements;

•	cost associated with defending against intellectual property infringement, product liability and other claims;

•	regulatory developments in China, the United States and other jurisdictions;

•	the ability to obtain additional funding for our operations;

•	the rate and degree of market acceptance of our products and drug candidates;

•	developments relating to our competitors and our industry;

•	our ability to effectively manage our growth; and

•	our ability to retain key executives and to attract, retain and motivate personnel.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated herein by reference.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated herein by reference. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated herein by reference, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated herein by reference speaks only as of the date of such statement. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

OUR COMPANY

We are an innovative, research-based, commercial-stage biopharmaceutical company based in China and United States focusing on discovering or licensing, developing and commercializing proprietary therapeutics that address areas of large unmet medical need in the China and global markets, including in the fields of oncology, infectious and autoimmune diseases. As part of that effort, we have assembled a leadership team with global experience and an extensive track record in navigating the regulatory process to develop and commercialize innovative drugs first in China and, potentially, in the rest of the world. Our mission is to leverage our expertise and insight to address the expanding needs of Chinese patients in order to transform their lives and eventually utilize our China-based competencies to impact human health worldwide.

Our company was founded in the Cayman Islands on March 28, 2013 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. Our principal executive offices are located at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210. Our telephone number at that address is +86 21 6163 2588. The address of our registered office in the Cayman Islands is Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016.

For more information about us, see “Item 4. Information on the Company” in our Form 20-F.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent annual report for the year ended December 31, 2018 on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Travers Thorp Alberga, our legal counsel as to Cayman Islands law has advised us that there is uncertainty as to whether the courts of the Cayman Islands, and there is also uncertainty as to whether the courts of the China, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Travers Thorp Alberga has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•	is given by a competent foreign court with jurisdiction to give the judgment;

•	imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

•	is final and conclusive;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or ordinary shares.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us as set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company, and our affairs are governed by our Fourth Amended and Restated Memorandum of Association and the Companies Law.

Our authorized share capital consists of $5,000.00 divided into 83,333,333 ordinary shares, with a par value of $0.00006 each. As of March 1, 2019, we had 58,355,903 ordinary shares outstanding.

The following are summaries of material provisions of our Fourth Amended and Restated Memorandum of Association, which became effective immediately prior to the completion of our initial public offering in September 2017, insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Certificates representing the ordinary shares are issued in registered form.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our Fourth Amended and Restated Memorandum of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Voting rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy and who together hold not less than 10% of the nominal value of the total issued voting shares of our company. Each holder of our ordinary shares is entitled to have one vote for each ordinary share registered in his or her name on our register of members.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least one-third of all voting power of our share capital in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the aggregate voting power of our company. Advance notice of at least seven days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to all issued and outstanding shares cast at a meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Fourth Amended and Restated Memorandum of Association.

Transfer of ordinary shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of the Company; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed by a liquidator who may divide our assets for distribution among our shareholders in his discretion. The liquidator also may vest all or part of our assets in trust. None of our shareholders may be compelled to accept any shares subject to liability.

Calls on ordinary shares and forfeiture of ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares. The Companies Law and Fourth Amended and Restated Memorandum of Association permit us to purchase our own shares. In accordance with our Fourth Amended and Restated Memorandum of Association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of rights of shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of books and records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will file annual audited financial statements with the SEC. See “Incorporation of Documents by Reference.”

Issuance of additional shares. Our Fourth Amended and Restated Memorandum of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Fourth Amended and Restated Memorandum of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-takeover provisions. Some provisions of our Fourth Amended and Restated Memorandum of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in corporate law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and similar arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of directors and executive officers and limitation of liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Fourth Amended and Restated Memorandum of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Fourth Amended and Restated Memorandum of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Cayman Islands law and our Fourth Amended and Restated Memorandum of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Fourth Amended and Restated Memorandum of Association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholders’ meeting. Other than this right to requisition a shareholders’ meeting, our Fourth Amended and Restated Memorandum of Association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholders’ voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Fourth Amended and Restated Memorandum of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Fourth Amended and Restated Memorandum of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with interested shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and Fourth Amended and Restated Memorandum of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of rights of shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Fourth Amended and Restated Memorandum of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of governing documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Fourth Amended and Restated Memorandum of Association may only be amended with a special resolution of our shareholders.

Rights of non-resident or foreign shareholders. There are no limitations imposed by our fourth memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Fourth Amended and Restated Memorandum of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration rights

In connection with our issuance of Series C preferred shares, we and all of our then shareholders entered into a third amended and restated shareholders agreement in June 2017, or the Shareholders Agreement.

Pursuant to our shareholders’ agreement, we have granted certain registration rights to our shareholders. Such registration rights would terminate with respect to a shareholder upon the earlier of (i) the date of a deemed liquidation event, (ii) five years following the consummation of our IPO in September 2017 and (iii) such time at which all registrable securities held by a shareholder proposed to be sold may be sold under Rule 144 of the Securities Act in any 90-day period without registration in compliance with Rule 144 of the Securities Act. Set forth below is a description of the registration rights granted under the agreement.

Demand registration rights. Upon a written request from the holders of at least 10% of (a) the voting power of the registrable securities, (b) the then outstanding Series B preferred shares and any ordinary shares converted from Series B shares together or (c) the then outstanding Series C preferred shares and any ordinary shares converted from Series C preferred shares together, we must file a registration statement covering the offer and sale of the registrable securities held by the requesting shareholders and other holders who choose to participate in the offering in the event that the anticipated gross receipts from this offering are to exceed $10,000,000. Registrable securities include, among others, our ordinary shares issued or to be issued upon conversion of the preferred shares.

However, we are not obligated to proceed with a demand registration if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to the exercise of the holders’ demand registration rights or Form F-3 registration rights, or in which the holders had an opportunity to participate in the piggyback registration rights, unless the registrable securities of the holders were excluded from such registration. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period. We are obligated to effect only three demand registrations on forms other than Form F-3 so long as such registrations have been declared or ordered effective.

F-3 registration rights. When we are eligible for registration on Form F-3, upon a written request from any holder all registrable securities, we must effect a registration on Form-3 and any related qualification or compliance covering the offer and sale of the registrable securities.

We are not obligated to effect a Form F-3 registration, among other things, if we have, within the 12-month period preceding the date of the request, already effected two registrations under the Securities Act or if the holders of Registrable securities proposed to sell at an aggregate price to the public less than $2,000,000. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback registration rights. If we propose to file a registration statement under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding registration statements relating to any employee benefit plan, a corporate reorganization or this offering), we must afford holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities then held. We have the right to terminate or withdraw any registration initiated by us under the piggyback registration rights prior to the effectiveness of such registration whether or not any holder has elected to include securities in such registration. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

Expenses of registration. We will pay all expenses relating to any demand, Form F-3, or piggyback registration except for the underwriting discounts and selling commissions applicable to the sale of registrable securities and certain other limited exceptions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, 23rd Floor, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F., Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. ADS holders may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-220256 when retrieving such copy.

We are providing ADS holders with a summary description of the material terms of the ADSs and of ADS holders’ material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge ADS holders to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

An ADSs holder will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents such ADSs. The deposit agreement and the ADR specify our rights and obligations as well as ADS holders’ rights and obligations as owner of ADSs and those of the depositary bank. ADS holders appoint the depositary bank to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require ADS holders to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADS holders are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on ADS holders’ behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADS holders as our shareholders and ADS holders will not have direct shareholder rights. The depositary bank will hold on ADS holders’ behalf the shareholder rights attached to the ordinary shares underlying the ADSs. ADS holders will be able to exercise the shareholders rights for the ordinary shares represented by the ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement, an ADS holder will, as an ADS owner, need to arrange for the cancellation of such ADSs and become a direct shareholder.

The manner in which ADS holders owns the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect the holders’ rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to the holders. An ADS holder may hold the ADSs either by means of an ADR registered in such holder’s name, through a brokerage or safekeeping account, or through an account established by the depositary bank in such holder’s name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If an ADS holder decides to hold the ADSs through such holder’s brokerage or safekeeping account, the holder must rely on the procedures of his/her broker or bank to assert his/her rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit an ADS holder’s ability to exercise such holder’s rights as an owner of ADSs. ADS holders should consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes ADS holders have opted to own the ADSs directly by means of ADSs registered in such holders’ name and, as such, we will refer to ADS holders as the “holders.”

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

Holders of ADSs generally have the right to receive the distributions we make on the securities deposited with the custodian. ADS holders’ receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS holders hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of such rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to holders if:

•	We do not timely request that the rights be distributed to holders or we request that the rights not be distributed to holders; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to holders. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to holders only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to holders, holders will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to holders. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to holders and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to holders and will sell the property if:

•	We do not request that the property be distributed to holders or if we request that the property not be distributed to holders; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to holders is not reasonably practicable; or

•	The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of the ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes affecting ordinary shares

The ordinary shares held on deposit for the ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, the ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to holders, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of holders’ existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to holders, the depositary bank may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

Our ordinary shares have been and will be deposited with the custodian. The depositary bank may create ADSs on a holder’s behalf if such holder or such holder’s broker deposits ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Holders’ ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary bank. As such, the holder will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	The holder is duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at holders’ cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

Holders will be entitled to transfer, combine or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have the ADRs either combined or split up, a holder must surrender his/her ADRs in question to the depositary bank with such holder’s request to have them combined or split up, and such holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

Holders will be entitled to present their ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Holders’ ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by the ADSs, holders will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If a holder holds ADSs registered in his/her name, the depositary bank may ask such holder to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel the ADSs. The withdrawal of the ordinary shares represented by the ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders will have the right to withdraw the securities represented by the ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

•	The deposit agreement may not be modified to impair holders’ right to withdraw the securities represented by the ADSs except to comply with mandatory provisions of law.

Voting rights

Holders generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary bank will distribute to holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

•

In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders who provide timely voting instructions.

•	In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders.

In the event of voting by poll, holders in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary bank that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that holders will receive voting materials in time to enable them to return voting instructions to the depositary bank in a timely manner.

Fees and charges

Holders will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

Holders will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

•

the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to holders. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of an ADS offering. Note that the fees and charges holders may be required to pay may vary over time and may be changed by us and by the depositary bank. Holders will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and termination

We may agree with the depositary bank to modify the deposit agreement at any time without holders’ consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the deposit agreement if they continue to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent holders from withdrawing the ordinary shares represented by the ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to holders at least 30 days before termination. Until termination, holders’ rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the securities held on deposit.

After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The depositary bank will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to holders. Please note the following:

•	we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

we and the depositary bank disclaim any liability if we or the depositary bank, or our respective controlling persons or agents are prevented or forbidden from, or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders.

•	we and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	we and the depositary bank also disclaim liability for any consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise.

•	no disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and holders.

•

nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-release transactions

Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on holders’ behalf. However, holders may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. Holders are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes arising out of any refund of taxes, reduced rate of withholding or of the tax benefit obtained for or by the holders.

Foreign currency conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. Holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing law/waiver of jury trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

By holding an ADS or an interest therein, ADS holders irrevocably agree that any legal suit, action or proceeding against or involving us or the Depositary, arising out of or based upon the deposit agreement, ADSs or ADRs, may only be instituted in a state or federal court in New York, New York, and ADS holders irrevocably waive any objection to the laying of venue and irrevocably submit to the exclusive jurisdiction of such courts with respect to any such suit, action or proceeding.

AS A PARTY TO THE DEPOSIT AGREEMENT, ADS HOLDERS IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADRs AND ANY TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE) AGAINST US AND/OR THE DEPOSITARY BANK.

TAXATION

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

We and any selling shareholders may sell the securities offered by this prospectus:

•	through or to underwriters;

•	through or to dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of these methods.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed; and

•	confirm any exchange on which the securities will be listed, if any.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our annual report for the fiscal year ended December 31, 2018 on Form 20-F filed with the SEC on March 29, 2019, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any document that we file at SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Documents that we files with the SEC are also available on the website maintained by the SEC (www.sec.gov).

Our ADSs are listed on the Nasdaq Global Market. You can consult reports and other information about Zai Lab Limited that it filed pursuant to the rules.

We previously filed with the SEC a registration statement on Form F-6 (File Number 333-220256) to register our ADSs covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Zai Lab Limited, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on March 29, 2019; and

•

With respect to each offering of securities under this prospectus, all our future reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC or furnish to the SEC, respectively, on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Zai Lab Limited

4560 Jinke Road

Bldg. 1, Fourth Floor

Pudong

Shanghai, China 201210

+86 21 6163 2588

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.